Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC 27215
Telephone:  336-584-5171
FOR IMMEDIATE RELEASE

Contact:  336-436-4855  Shareholder Direct:  800-LAB-0401
          Pamela Sherry                      www.labcorp.com
          Investor@labcorp.com



LABORATORY CORPORATION OF AMERICA-
REGISTERED TRADEMARK-
SCHEDULES SECOND QUARTER 2002 RESULTS
CONFERENCE CALL


Burlington, NC, July 19, 2002 -Laboratory Corporation of
America-Registered Trademark- Holdings (LabCorp-Registered
Trademark-) (NYSE: LH) expects to release second quarter financial results at approximately 5:00 p.m. Eastern Time on July 24, 2002. A conference call has been scheduled for Thursday, July 25, 2002 at 9:00 a.m. Eastern Time to discuss the results. Thomas P. Mac Mahon, Chairman and Chief Executive
Officer, will host the call.

A live broadcast of LabCorp's second quarter conference call on July 25, 2002 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time, with an online rebroadcast continuing through August 25, 2002. The live call at 9:00 a.m. is also available in a listen-only mode by dialing 212-896-6115. A telephone replay of the call will be available through August 1, 2002 and can be heard by dialing 800-633-8284 (402-977-9140 for international callers). The access code for the replay is 207-60-417.

The first national clinical laboratory to fully embrace genomic testing, Laboratory Corporation of America-Registered
Trademark- Holdings (LabCorp-Registered Trademark-) has been a pioneer in commercializing new diagnostic technologies. As a national laboratory with annual revenues of $2.2 billion in 2001 and over 19,000 employees, the Company offers more than 4,000 clinical tests ranging from routine analyses to sophisticated molecular diagnostics. Serving over 200,000 clients nationwide, LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park,
North Carolina, offers state-of-the-art molecular gene-based testing in infectious disease, oncology and genetics. Its National Genetics Institute in Los Angeles is an industry leader in developing novel, highly sensitive polymerase chain reaction
(PCR) methods for testing hepatitis C and other blood borne infectious agents. LabCorp's Minneapolis-based ViroMed offers molecular microbial testing using real time PCR platforms, while its Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of specialty testing in the network. LabCorp's clients include physicians, state and federal government, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2001 and subsequent SEC filings.








































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